Exhibit 99.1

Contact:	Edward R. Carlin
Chief Financial Officer, Goody’s Family Clothing, Inc.
(865) 966-2000

Edward McCarthy
D.F. King & Co.
(212) 493-6952
GF ACQUISITION CORP. COMPLETES CASH TENDER OFFER FOR SHARES OF
GOODY’S FAMILY CLOTHING, INC.
New York, New York and Knoxville, Tennessee (December 27, 2005) — GF Acquisition Corp. and Goody’s Family Clothing, Inc. (Nasdaq:GDYS) announced today the final results of the cash tender offer by GF Acquisition Corp., an affiliate of Prentice Capital Management, LP and GMM Capital LLC, for the outstanding shares of common stock of Goody’s at $9.60 net per share in cash, without interest. The tender offer expired, as extended, at 8:00 a.m., New York City time, on Tuesday, December 27, 2005. Based on information provided by Computershare Shareholder Services, Inc., the depositary for the offer, a total of 30,362,748 shares, representing approximately 89.3% of the outstanding common stock of Goody’s, were validly tendered prior to the expiration of the offer and not withdrawn as of 8:00 a.m. on December 27, 2005. Together with shares contributed by Prentice, GF Acquisition Corp., an affiliate of Prentice and GMM, now owns an aggregate of 32,442,848 shares, representing 95.4% of the outstanding common stock of Goody’s. All such shares have been accepted for purchase in accordance with the terms of the offer and payment for the validly tendered shares will be paid promptly.
In accordance with the terms of the Acquisition Agreement and Agreement and Plan of Merger, dated as of October 27, 2005, among Goody’s, Goody’s Holdings, Inc. and GF Acquisition Corp., GF Acquisition Corp. intends to consummate a short-form merger of GF Acquisition Corp. and Goody’s on or after January 27, 2006, without a meeting of the shareholders of Goody’s, in accordance with the Tennessee short-form merger statute. As a result of the merger, each remaining outstanding share of Goody’s common stock (other than shares held by GF Acquisition Corp. and its affiliates) will be converted into the right to receive $9.60 per share, in cash, without interest.
Goody’s also announced that, in connection with the consummation of the tender offer and upon the deposit of the payment for the shares with the depositary, Robert M. Goodfriend is resigning from his positions as chairman of the Board, director and chief executive officer of Goody’s, and Cheryl L. Turnbull, one of the four independent directors, is resigning from her position as a director of the Company. Isaac Dabah, a principal of GMM Capital, is becoming a director of Goody’s and will serve as the chairman of the board. In addition, Michael Zimmerman, Itzhak Weinstock and Gina Milanese are being added to the board of directors of Goody’s and shall serve, together with the remaining three independent directors until the consummation of the merger, in accordance with the Merger Agreement. This change in a majority of the constituency of the board was previously disclosed as set forth in the Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, which was mailed to each shareholder as part of the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Securities and Exchange Commission on November 10, 2005.

GF Acquisition Corp. Completes Tender Offer

December 27, 2005
Mr. Goodfriend stated, “I am pleased that this transaction was completed and that excellent value has been delivered to our shareholders. Prentice Capital and GMM Capital are fine organizations with proven track records, and I am confident we are leaving our franchise in good hands.”
Michael Zimmerman of Prentice Capital Management said, “We are excited to have completed the first step in our acquisition of Goody’s. We look forward to working with the customers, associates and suppliers of Goody’s in building upon the rich Goody’s history and tradition.”
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the temporary closure of one store due to hurricane damage, currently operates 381 stores in the 21 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
GF Acquisition Corp., a Tennessee corporation, is a wholly owned subsidiary of Goody’s Holdings, Inc., a Delaware corporation. GF Acquisition Corp. and Goody’s Holdings, Inc. were formed for the purpose of entering into a business combination transaction with Goody’s and have not carried on any activities other than in connection with the tender offer. Goody’s Holdings, Inc. is a privately held company owned by GMM Capital LLC and PGDYS LLC. Prentice Capital Management, LP is the managing member of PGDYS LLC.
This press release contains certain forward-looking statements which are based upon current expectations and these statements involve material risks and uncertainties including that the conditions precedent to the consummation of the Merger between GF Acquisition Corp. and Goody’s are not satisfied or waived. Readers are cautioned that any such forward-looking statement is not a guarantee of future results and involves risks and uncertainties, and that actual results and outcomes may differ materially from those projected in the forward-looking statements. Goody’s does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that any projected results or outcomes expressed or implied therein will not be realized.
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